UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 11, 2021
CROCS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

13601 Via Varra		80020
Broomfield,	Colorado
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol:	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	CROX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain    Officers; Compensatory Arrangements of Certain Officers.

Effective on January 11, 2021, the Compensation Committee (the “Committee”) of the Board of Directors of Crocs, Inc. (the “Company”), awarded Andrew Rees, the Company’s President and Chief Executive Officer, performance-based restricted stock units (the “RSUs”) for a target number of 108,510 shares of the Company’s common stock under the Company’s 2020 Equity Incentive Plan. The award represents $7 million of grant value divided by the 30 trading day average of the daily volume weighted average trading price of the common stock as of the grant date of $64.51 (the “Starting Price”). Similar awards were granted to other senior executives, including Anne Mehlman, Executive Vice President and Chief Financial Officer, and Daniel P. Hart, Executive Vice President, Chief Legal and Risk Officer, for a target number of 46,504 and 31,002 shares with grant values of $3 million and $2 million, respectively. The Committee believes the RSU awards provide a retention incentive for Mr. Rees and the other executive officers and closely aligns their interests with those of the Company’s stockholders.

The shares will be earned as follows. For the executives to earn the target number of shares, the 30 trading day average of the daily volume weighted average trading price of the common stock must meet or exceed 200% ($129.02) of the Starting Price. For them to earn 50% of the target number of shares, the 30 trading day average of the daily volume weighted average trading price of the common stock must meet or exceed 175% ($112.89) of the Starting Price, and to earn 25% of the target number of shares, the 30 trading day average of the daily volume weighted average trading price of the common must meet or exceed 150% ($96.77) of the Starting Price.

Any earned shares will also be subject to time vesting. When a performance hurdle is met or exceeded, 1/3 of the earned portion of the RSUs will vest immediately, and the remaining 2/3 will be subject to the executive’s continued employment, with 1/3 vesting one year later and the remaining 1/3 vesting two years later, but in no case later than the fourth anniversary of the award. However, if the 200% goal is achieved in the first year after the grant date, 1/4 of the earned portion of the RSUs will vest immediately and the remaining 3/4 will be subject to the executive’s continued employment, with 1/4 vesting on each of the first, second and third anniversaries of the date the performance hurdle was met.

If an executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” within two years after a “change in control,” earned but unvested RSUs and unearned RSUs that were converted into time-vested restricted stock units at the time of the change in control will become vested and payable as of the date of such termination of employment. If not assumed or substituted by the acquirer in connection with a change in control, such awards will vest on the date of the change in control. The terms “change in control,” “cause” and “good reason” are as defined in the Company’s Change in Control Plan. In the case of an executive’s involuntary termination without cause, retirement or, for Messrs. Rees and Hart, resignation for good reason, the earned but unvested RSUs will continue to vest and become payable in accordance with their terms, and a prorated number of unearned RSUs may vest if and when the applicable performance hurdle is met.

The foregoing description of the RSU awards does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form of the RSU award agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Performance-Vested Restricted Stock Award.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: January 13, 2021	By:	/s/ Anne Mehlman
Anne Mehlman
Executive Vice President and Chief Financial Officer